Exhibit 10.1

TOLL PROCESSING AGREEMENT

THIS TOLL PROCESSING AGREEMENT (the “Agreement”), dated as of June 8th, 2021 (the “Effective Date”) is made and entered into by and between GenH Halcyon Acquisition, LLC a Texas limited liability company with a principal place of business at 400 Mitsubishi Lane, Hopkinsville, KY 42240 (“Halcyon”), and Bragg Canna, LLC (“Bragg Canna”) , an Alabama Limited Liability Company, with a principal place of business at 1220 Grimwood Rd. Toney, AL 35773 (“Customer”). As used herein, Customer and Halcyon are each a “Party” and collectively are the “Parties.”

STATEMENT OF AGREEMENT

In consideration of the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each Party, and intending to be legally bound hereby, the Parties agree as follows:

1. DELIVERY AND PROCESSING. From time to time, Customer will deliver raw, whole-plant, silage chopped, or baled plant matter (“Biomass”) to Halcyon’s hemp processing plant located in 400 Mitsubishi Lane, Hopkinsville, KY 42240 (the “Processing Plant”). Subject to and in accordance with the terms of this Agreement, Halcyon shall be responsible for (i) unloading each shipment of Biomass from Customer’s carrier at the Processing Plant, (ii) drying and cleaning Biomass into cleaned, dried and processed hemp biomass for use in cannabidiol (“CBD”) extraction (the “Product”) and (iii) packaging and loading the Product onto Customer’s carrier at the Processing Plant (collectively, the “Services”).

2. SPECIFICATIONS.

2.1. Customer agrees to provide to Halcyon Biomass complying with all requirements of the Laws (defined below), including a maximum .399% Delta-9 Tetrahydrocannabinol (“THC”) content by dry weight or lower, as measured by an average of at least three samples.

2.2. Prior to Halcyon’s first provision of the Services to Customer, the Parties will mutually agree on to test in-bound product at a mutually agreed upon third party for the testing (the “Testing Lab”) of Customer’s Biomass and the applicable parameters to be measured, which may include but are not limited to THC content, contaminants, rot, pesticides, pest damage, and disease damage. Such agreed-upon measurements and parameters will thereafter be established as the “Biomass Specifications”. Customer will be responsible for paying for initial testing of the agreed-upon parameters prior to each delivery of Biomass to Halcyon. Subsequent validation testing of Biomass requested by Halcyon shall be at Halcyon’s sole expense.

2.3. Halcyon shall use commercially reasonable efforts to process all Biomass meeting the Biomass Specifications to produce the Product according to the following specifications (“Product Specifications”):

2.3.1. Halcyon will dry Biomass to below ten percent (10%) moisture within a commercially reasonable timeframe or during a period agreed upon by the parties.

2.3.2. Halcyon will reasonably clean Biomass to extract dirt, soil, rocks, stalks, stems, hurd and foreign objects. Except for any seeds (title and ownership of which shall remain with Customer), all stems and stalks removed from Biomass and remaining after Halcyon’s processing and production of the Product will be owned by Halcyon and be free of all liens, charges, and claims.

2.3.3. The Product produced by Halcyon will be of a fine-grade, uniform mesh, sized to Customer’s specifications.

2.3.4. Halcyon will perform the Services in accordance with industry standards.

2.3.5. The parties recognize that the Biomass Specifications and Product Specifications may change over the term of this Agreement upon mutual written agreement between the Parties. In the event of a material change of the Biomass Specifications or Product Specifications that would trigger additional costs and/or a material change to the Services, and/or material change of schedule for Halcyon, Customer shall assume such additional costs through the adjustment of the Price paid by Customer.

2.4. Subject to Halcyon’s obligations set forth in this Agreement, (a) Halcyon does not warrant that it will be able to correct all reported defects in the Services or any Product produced through the Services, (b) Halcyon does not warrant that (i) Product will be completely dried, processed or cleaned, or (ii) that the CBD content of processed Product will meet any target percentage or Customer’s expectations and (c) Halcyon makes no representations or warranties with respect to minimizing loss of weight, seeds, waxes, or other plant material as a result of Halcyon’s processing of Biomass, and, though Halcyon will use commercially reasonable efforts to avoid such losses, Customer accepts that such losses may occur.

2.5. Halcyon reserves the right to modify the Services and the Halcyon Technology (defined below) in its sole discretion; provided that doing so does not have a material adverse effect on the Products produced hereunder.

3.	CONTROL AND QUALITY.

3.1. Halcyon will segregate and not co-mingle Customer’s Biomass and the Product with product from Halcyon’s other customers or Halcyon’s product.

3.2. Halcyon may return Biomass to Customer that is not compliant with the Laws (defined below) or is otherwise defective, which includes Biomass not passing a visual inspection or laboratory testing by Halcyon for disease, rot, cannabinoid potency, contaminants or other defects. Halcyon shall notify Customer of contaminated or defective Biomass within three (3) business days of delivery of Biomass. In such cases, Customer will pick up and/or replace the defective Biomass with compliant Biomass at Customer’s sole option.

3.3. Customer is to provide Biomass in accordance with the Biomass Specifications and substantially matching, on average, any previously-received certificate of analysis of the Biomass.

3.4. Halcyon is to produce the Product in accordance with the Product Specifications and standards of good workmanship.

3.5. Halcyon and Customer shall conform to all applicable laws and regulations relating to processing, storing and shipping of Biomass and the Product, including the Laws.

3.6. Upon at least 24-hours advance notice and Halcyon’s written consent (including by email), not to be unreasonably withheld, Customer may access the Processing Plant under Halcyon’s supervision to observe performance of the Services and inspect the results of any testing of the Biomass and the Product performed by Halcyon. Customer waives all claims, and Halcyon disclaims all liability, arising from Customer or Customer’s representatives’ access to the Processing Plant, including for any personal injury or other harm which may occur.

4. FEE. The parties agree that, in consideration of the Services provided by Halcyon in accordance with the terms of this Agreement, Customer will pay to Halcyon $.40 USD per wet pound of delivered Product to dry, strip and clean meeting the Product Specifications delivered to Customer (the “Fee”).

5. INVOICES / PAYMENTS.

5.1. An initial deposit of twenty percent (20%) of the estimated total drying fee totaling One hundred and four thousand dollars ($104,000) will be made prior to receiving material and drying commencement. The deposit will be credited against biomass processing invoices issued after the drying commencement date.

5.2. Halcyon will submit invoices to Customer or customer representative weekly upon completion of previous week (7 days) processed and ready to ship Biomass. Invoices are due on a NET 15 days from receipt via check or wire transfer.

6.	DELIVERY OF BIOMASS.

6.1. Customer will coordinate with Halcyon regarding the amount of Biomass to be delivered and the intended delivery date of such Biomass.

6.2. Customer will coordinate all logistics for arrival of transport to deliver Biomass to the Processing Plant.

6.3. Customer shall provide Halcyon a current, certified Bill of Lading with Gross, Tare and Net truck weights for each truck delivery.

7.	PACKAGING AND DELIVERY OF PRODUCT.

7.1. The Product will be packaged by Halcyon in supersack totes and loaded onto Customer’s truck at the Processing Plant (the “Delivery Location”), after which Customer will bear sole liability and risk for the Product. Customer will coordinate all logistics for arrival of transport to receive the Product at the Delivery Location. Customer agrees to pay $10.00 to Halcyon for each full super sack tote provided by Halcyon to Customer. Customer has the option to provide Halcyon with supersack totes for the biomass to avoid any packaging fee.

7.2. Halcyon will notify Customer by phone or email at least one (1) day prior to the date that the Product is available for pick-up (the “Available Date”). Except as otherwise agreed in writing between the Parties, Customer will be responsible for picking up the Product from the Delivery Location no later than ninety (90) days after the Available Date (the “Delivery Deadline”). If product is not picked up by the Delivery Deadline, Halcyon reserves the right to charge a storage fee of $20 per palleted supersack per month until the material is picked up.

7.3. In the event that Customer and Halcyon mutually agree in writing that Halcyon will deliver the Product to any location other than the Delivery Location, any costs of delivery from the Processing Plant to the Customer’s desired delivery location will be paid entirely by Customer and any liability with respect to this delivery shall be fully borne by Customer. In the event Halcyon is to proceed with the shipment of any Product, it is agreed that any such shipment shall be made by Halcyon on behalf and under the sole liability and risk of Customer, it being understood that any costs or liability resulting from the delivery shall be borne by Customer.

8.	PROPERTY AND RISKS.

8.1. Title of ownership of Biomass and the Product shall remain with Customer at all times.

8.2. Subject to the provisions of this Agreement, Halcyon will bear the risks involved in loss or damage to Biomass and the Product upon its receipt of the Biomass until it makes the Product available to Customer for pick up. Halcyon’s liability hereunder will extinguish, and Customer will bear all responsibility for risk of loss to the Product, upon Halcyon making the Product to Customer for pick up.

9.	REPRESENTATIONS AND WARRANTIES.

9.1. Subject to the specific provisions of Section 2.4 hereof, Halcyon represents and warrants to Customer:

9.1.1. That the Product, when delivered to Customer, will comply with the Product Specifications and will have been produced in compliance with the standard operating procedures in addition to any other requirement, terms and conditions as provided for in this Agreement;

9.1.2. That it has obtained the necessary permits and authorizations as required by law for the purpose of processing hemp biomass and hemp feedstock as required to perform its obligations under this Agreement;

9.1.3. That it will provide the Services in a competent and workmanlike manner and consistent with the Product Specifications above; and

9.1.4. That it has all the powers as required by law to sign this Agreement, to exercise its own rights and to comply with the obligations resulting from this Agreement, and is not a party to any contract whereby it would be prohibited from being a party to this Agreement.

9.2. Customer represents and warrants to Halcyon:

9.2.1. That Customer is duly registered to cultivate and transport hemp with the Department of Agriculture in the state(s) where it conducts its operations;

9.2.2. That Customer’s hemp cultivation operation complies with the laws of state and federal governmental authorities having jurisdiction over Customer, and any rules and regulations promulgated thereto, and all applicable local and county laws, rules and regulations, including, without limitation, laws and regulations regarding use of pesticides and nonorganic fertilizers, and any United States federal Controlled Substances Act, 21 U.S.C. §§ 801, et seq., or other United States federal law with respect to hemp or cannabis (collectively, the “Laws”);

9.2.3. That all Biomass delivered by Customer hereunder complies with all requirements of the Laws, including a maximum .399% THC content by dry weight or lower;

9.2.4. That all Biomass delivered by Customer shall substantially match, on average, the agreed-upon Biomass Specifications any previously provided certificate of analysis of the Biomass; and

9.2.5. That Customer has all the powers as required by law and has determined with appropriate legal assistance that it is authorized to sign this Agreement, to exercise its own rights and to comply with the obligations resulting from this Agreement, and is not a party to any contract whereby it would be prohibited from being a party to this Agreement.

9.3. These representations and warranties shall survive the expiration or termination of this Agreement.

9.4. EXCEPT FOR THE WARRANTIES SET FORTH IN THIS SECTION 9 OF THIS AGREEMENT, EACH PARTY MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER, AND HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, WITH RESPECT TO THE SERVICES AND PRODUCT (IN EACH CASE WHETHER EXPRESS OR IMPLIED BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE), INCLUDING ANY WARRANTY (I) OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT, (II) THAT THE PRODUCT WILL MEET CUSTOMER’S REQUIREMENTS, OR (III) AS TO THE RESULTS THAT MAY BE OBTAINED FROM THE SERVICES OR USE OF THE PRODUCT.

9.5. Customer’s sole remedy for Halcyon’s breach of any warranty hereunder shall be for Halcyon to correct the breach. If Halcyon cannot do so within a commercially reasonable timeframe, Customer’s sole remedy shall be a refund, subject to the limitation of liability set forth in Section 10, hereof.

INDEMNIFICATION. Subject to the terms of this Agreement, each Party (the “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party and its and its owners, officers, employees, contractors, agents, attorneys, and affiliates (collectively the “Indemnified Party”) from and against any and all claims, liabilities, damages (including consequential and indirect damages), causes of action, expenses, or similar matters (collectively “Claims”) arising out of or relating to (i) any allegation, which if proven true, would constitute the Indemnifying Party’s breach of this Agreement or any terms, conditions, representations, or warranties herein, (ii) any acts or omissions of third-parties affiliated with the Indemnifying Party with respect to the Indemnifying Party’s performance or obligations herein, (iii) the Indemnifying Party’s violation or breach of any Laws or regulations, (iv) any bodily injury (including death) and/or any damages or material losses resulting from negligence on the part of the Indemnifying Party, and (v) any harmful properties, contaminants, defects, or disease in the Biomass or Product delivered under this Agreement, as applicable.

10. LIMITATION OF LIABILITY. To the fullest extent permitted by law, Halcyon’s total liability for all damages or loss arising out of or related to the Product, the Biomass, or this Agreement, whether in contract, tort (including negligence) or otherwise, shall not exceed the total amount of two (2) times the fees paid by Customer to Halcyon (under this Agreement) during the prior 12 months. In no event shall Halcyon by liable for any indirect, consequential, incidental, special, exemplary, or punitive damages, or for the loss of profits and revenues arising out of or related to the Product or this Agreement, whether such damages arise in contract, tort (including negligence) or otherwise. The parties agree that the limitations on liability contained herein are a fundamental basis of the bargain, that Halcyon has set its fees in reliance on the enforceability of these provisions, and that they shall apply notwithstanding that any remedy shall fail its essential purpose.

11. TERM. This Agreement shall begin as of the Effective Date and shall remain in effect for the duration of one (1) year, unless earlier terminated in accordance with other provisions of this Agreement.

12. TERMINATION. This Agreement may be terminated by either Party as provided below, upon the occurrence of any of the following events:

12.1. If a Party breaches or fails to respect any of the terms, clauses, conditions or stipulations of this Agreement, the other Party may terminate this Agreement by giving written notice of such default and provided that such default has not been cured within thirty (30) days from receipt of the notice.

12.2. If a Party to this Agreement becomes insolvent, assigns its assets to its creditors, initiates a liquidation of its assets, files for bankruptcy or if a petition for bankruptcy is filed against it, the other Party may immediately terminate this Agreement.

12.3. Halcyon may additionally terminate this Agreement: (a) by written notice thereof to Customer if Customer fails to pay any amount when due hereunder and such failure continues for five (5) days following written notice thereof.

13.	OBLIGATIONS UPON TERMINATION. Upon termination of this Agreement:

13.1. Halcyon shall perform the Services in an expeditious manner for any bale(s) of Biomass of which the processing has begun. After completion of processing of such bale(s) of Biomass, Halcyon will stop all processing of Biomass into Product for Customer.

13.2. Customer will pay Halcyon for all amounts owed or payable for the Product delivered to Customer.

13.3. Halcyon will immediately deliver to Customer any remaining Customer Biomass and any in-process Biomass or Product of Customer.

13.4. All obligations that accrued under this Agreement prior to termination or expiration (including any Customer payment obligations that have accrued) shall survive; and the Sections 1, 4, 8, 9, 10, 11, 14, 15, 16, 17, 18and 19, and any other provision of this Agreement which by its nature should reasonably survive, shall survive.

14. INSURANCE. Halcyon and Customer shall, and shall cause their respective affiliates to, have and maintain such type and amounts of general liability insurance covering the performance of this Agreement as it is normal and customary in this industry generally for parties similarly situated, not to be less than $1 million per claim and $2 million in aggregate, and shall upon request provide the other Party with a coverage certificate in that regard, along with any amendments and revisions thereto.

15. INTELLECTUAL PROPERTY.

15.1. Customer acknowledges and agrees that all right, title and interest in and to the Services, Halcyon Technology, and all improvements and derivatives of the foregoing (including all intellectual property and proprietary rights embodied therein or associated therewith) are and shall remain owned by Halcyon or its licensors, and this Agreement in no way conveys any right, title or interest in the Services or the Halcyon Technology. As used herein, “Halcyon Technology” means all of Halcyon’s proprietary technology (including hardware, know-how, processes, algorithms, techniques, designs and other tangible or intangible technical material or information) used by Halcyon in providing the Services.

15.2. To the extent that Customer at any time provides Halcyon with any feedback or suggestions regarding the Halcyon’s hemp processing Services, including potential improvements or changes thereto (collectively, “Feedback”), Halcyon shall be free to use, disclose, and otherwise exploit in any manner, the Feedback for any purpose.

16.	CONFIDENTIALITY.

16.1. For the purposes of this Agreement, “Confidential Information” includes any information, technical data, or know-how concerning either Party, including, but not limited to, that which relates to research, products, services, customers, markets, business policies or practices, unreleased software, developments, inventions, processes, designs, drawings, engineering, marketing, reports and audits, business plans or finances, and the relationship between the parties as evidenced by this Agreement.

16.2. Confidential Information also includes any materials or information provided by either Party to the other that are identified by the disclosing Party as confidential or proprietary, or that the receiving Party should reasonably understand to be confidential and proprietary. Confidential Information does not include information that: (i) was in the public domain at the time the receiving Party received it; (ii) comes into the public domain after the receiving Party received it through no fault of the receiving Party; (iii) the receiving Party received from a third party without breach of the receiving Party’s or third party’s confidentiality obligations; (iv) is independently developed by the receiving party without use of or reference to the Confidential Information; or (v) the receiving party is required by law to disclose. For the avoidance of doubt, the terms and conditions of this Agreement shall be considered Confidential Information of Halcyon.

16.3. Neither Party shall use any Confidential Information of the other Party except as necessary to exercise its rights or perform its obligations under this Agreement or as expressly authorized in writing by the other Party. Each Party shall use the same degree of care to protect the other Party’s Confidential Information as it uses to protect its own Confidential Information of like nature (and in any case no less than a reasonable degree of care). Neither Party shall disclose the other Party’s Confidential Information to any person or entity other than its officers, directors, employees, service partners, customers, consultants and legal advisors who need access to such Confidential Information in order to effect the intent of the Agreement and who are subject to confidentiality obligations at least as restrictive as those in this Section 16.

17. NON-EXCLUSIVITY. This Agreement shall be non-exclusive to Halcyon and Customer, such that Halcyon may offer to, and perform similar services for, third parties and Customer may procure similar services from third parties; provided, however, in each case, that such Party’s performance of its obligations under this Agreement are not adversely affected thereby.

18.	GENERAL PROVISIONS.

18.1. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior understanding or agreement between the parties hereto with respect to the subject matter hereof.

18.2. Relationship of the Parties. Halcyon and Customer are independent contractors. Neither Party shall be deemed to be an employee, agent, partner, joint venture or legal representative of the other for any purpose and neither shall have any right, power or authority to create any obligation or responsibility on behalf of the other.

18.3. Headings. The section and paragraph headings contained in this Agreement are for the purposes of convenience only and are not intended to define or limit the content of any section or paragraph.

18.4. Force Majeure. Neither Party may be held liable towards the other for any breach of its obligations hereunder if the sole cause of such breach is an Event of Force Majeure. An “Event of Force Majeure” means an event beyond the control of a Party, including all labor disputes, civil commotion, acts of war, terrorism, or bioterrorism or acts of God (which shall include, but not limited to natural disasters such as tornadoes, earthquakes, fires, wind damage, flood damage, viruses and any other damage caused by an act of God), which prevents a Party from complying with any of its obligations under this Agreement. The performance of obligations shall resume its normal course as soon as the Event of Force Majeure has ceased. If the Event of Force Majeure lasts longer than a period of three months, each Party shall have the option of automatically terminating this Agreement without damages due from either side.

18.5. Notice. All legal notices or demands to or upon a Party shall be made in writing and sent to such Party personally, by courier or certified mail, or email to the following addresses:

If to Halcyon:	Halcyon Thruput, LLC
400 Mitsubishi Lane,
Hopkinsville, KY 42240
Attn: Jack Sibley
or via email to Jack@Halcyonthruput.com

If to Customer:	Bragg Canna, LLC
1220 Grimwood Rd.
Toney, AL 35773
ATTN: Lewis Swarts
Email: Lewis@braggcanna.com

Except as otherwise specified in this Agreement all notices, permissions and approvals must be in writing and will be deemed to have been given upon: (i) personal or couriered delivery; (ii) the fifth business day after mailing; or (iii) the first business day after sending by email.

18.6. Assignment. Due to the nature of each Party’s duties neither Party may assign this Agreement to any third party without the prior written consent of the non-assigning Party; provided, however that Halcyon may, without the written consent of Customer, assign this Agreement and its rights and delegate its obligations hereunder, upon prior written notice of any such assignment to Customer, in connection with the transfer or sale of all or substantially all of its assets related to this Agreement, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement. Any purported assignment in violation of this section shall be void and of no effect. This Agreement will be binding upon and will inure to the benefit of the Parties and their permitted successors and assigns.

18.7. Amendment. No modification of or amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by all Parties hereto.

18.8. Governing Law. The laws of the Commonwealth of Kentucky govern this Agreement, without regard to any conflicts of laws rules. The exclusive jurisdiction and venue of any action arising out of for related to this Agreement will be the state courts of Christian County, Kentucky, and the parties agree and submit to the personal and exclusive jurisdiction and venue of these courts.

18.9. Publicity. Press Releases, Disclosures and Public Announcements. Each Party hereby undertakes not to issue any press release or other publicity materials, or make any public presentation with respect to the terms or conditions of this Agreement without the prior written consent of the other parties.

18.10. Specific Performance. The parties hereof acknowledge that monetary damages may not be an adequate remedy for violations of this Agreement and that any Party may, in its sole discretion, in a court of competent jurisdiction, apply for specific performance or injunctive or other relief as the court may deem just and proper in order to enforce this Agreement or to prevent violation hereof. To the extent permitted by applicable law, each Party waives any objection to the imposition of such relief.

18.11. No Waiver. No failure or delay in exercising any right will be considered a waiver of that right.

18.12. Severability. If any term of this Agreement is to any extent illegal, otherwise invalid, or incapable of being enforced, such term shall be excluded to the extent of such invalidity or unenforceability; all other terms hereof shall remain in full force and effect; and, to the extent permitted and possible, the invalid or unenforceable term shall be deemed replaced by a term that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable term. If application of this severability provision should materially and adversely affect the economic substance of the transactions contemplated hereby, the party adversely impacted shall be entitled to compensation for such adverse impact, provided the reason for the invalidity or unenforceability of a term is not due to serious misconduct by the party seeking such compensation.

18.13. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one in the same instrument. This Agreement and all other agreements, certificates, documents and instruments furnished in connection herewith or therewith may be delivered by means of an exchange of executed documents by facsimile or as an attachment in “pdf” or similar format to an electronic mail message.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Bragg Canna, LLC

By:	/s/ Dennis Bragg
Name:	Dennis Bragg
Title:	Managing Agent

Date: 6/8/2021

GenH Halcyon Acquisition, LLC

By:	/s/ Watt P. Stephens
Name:	Watt P. Stephens
Title:	CO-CEO

Date: 6/8/2021